Exhibit 3.3

SERIES Z PREFERRED STOCK PURCHASE AND VOTING AGREEMENT

This Series Z Preferred Stock Purchase and Voting Agreement (this “Agreement”) is entered into as of June 23, 2026, by and between Ionic Digital Inc., a Delaware corporation (the “Company”), and IONIC DIGITAL SERIES Z TRUST, a Delaware statutory trust (the “Stockholder”).

WHEREAS, the Stockholder proposes to purchase from the Company, and the Company proposes to sell to the Stockholder, 40,000 shares of shares of Series Z Preferred Stock, par value $0.00001 per share, of the Company (the “Series Z Preferred Stock”) established by the board of directors of the Company (the “Board of Directors”) pursuant to the Certificate of Designation of Series Z Preferred Stock, filed with the Secretary of State of the State of Delaware on June 23, 2026 (the “Certificate of Designation”);

WHEREAS, the Stockholder will, upon such purchase, be the sole and record holder of all of the issued and outstanding shares of Series Z Preferred Stock (together with any other shares of Series Z Preferred Stock hereinafter issued to or otherwise acquired by the Stockholder, the “Shares”);

WHEREAS, except as otherwise provided in the Certificate of Designation or by law, the holder of the outstanding Shares shall vote together with the holders of the outstanding shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), as a single class, with respect to any matter submitted to the holders of the Class A Common Stock;

WHEREAS, each Share has 1,000 votes on all matters submitted to a vote of the stockholders of the Company; and

WHEREAS, the Shares to be issued to the Stockholder will be issued in fractions of a Share in increments of one-thousandth, and each one-thousandth of a Share entitles the Stockholder to cast one vote in order to permit the Stockholder to vote in the same proportions as the holders of Class A Common Stock, as contemplated by this Agreement and the Certificate of Designation.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

PURCHASE AND SALE; VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Stockholder agrees to purchase, and the Company agrees to sell and issue to the Stockholder, 40,000 shares of Series Z Preferred Stock, on the date hereof for an aggregate purchase price of $0.40.

Section 1.2 Voting.

(a) The Stockholder irrevocably and unconditionally hereby agrees that at any annual or special meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, and in any other circumstance in which the holders of Class A Common Stock are entitled to vote, the Stockholder shall (i) appear, in person or by proxy, at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted, in person or by proxy, all of the Shares in the same proportion as the shares of Class A Common Stock that are voted on such matter (i.e., in the same proportion in which the holders of the Class A Common Stock cast votes “For,” “Against” or “Abstain” on such matter, regardless of the number of shares of Class A Common Stock present in person or represented by proxy at such a meeting of the stockholders or that are actually voted on such matter).

(b) The Stockholder irrevocably and unconditionally hereby agrees that at any annual or special meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, and in any other circumstance in which the holders of Series Z Preferred Stock are entitled to vote separately as a class, and not with the Class A Common Stock, the Stockholder shall (i) appear, in person or by proxy, at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted, in person or by proxy, all of the Shares in accordance with the recommendation of the Board of Directors of the Company.

(c) Notwithstanding anything to the contrary herein, for so long as the proxy granted by the Stockholder to the Company pursuant to Section 1.3 remains in effect, the Stockholder shall only appear or vote at any such meeting of the stockholders by proxy (and not in person).

Section 1.3 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) In furtherance of its obligations set forth in Section 1.2, the Stockholder hereby irrevocably and unconditionally grants a proxy to, and appoints, the Company, as its true and lawful proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the Stockholder’s name, place and stead, to vote or cause to be voted (including by execution and delivery of proxies) the Shares in accordance with Section 1.2 hereof at any annual or special meeting of the stockholders of the Company, however called, including any postponement or adjournment thereof, and in any other circumstance upon which a vote or approval of all or some of the stockholders of the Company is sought. The Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy. The Company shall, upon any exercise of the proxy or powers granted hereby, provide the Stockholder with copies of all documents related to or executed in connection with such exercise by the Company.

(b) The Stockholder hereby covenants and agrees that it shall not offer or agree to grant a proxy or power of attorney (other than to the proxy granted to the Company for purposes of voting in accordance with Section 1.2 hereof) with respect to, or create or permit to exist any agreement or limitation on, such Stockholder’s voting rights (except for the irrevocable proxy granted under this Section 1.3). The Stockholder hereby revokes and terminates any and all prior proxies (if any) granted or given by the Stockholder with respect to the Shares and any and all powers of attorney related to the subject matter set forth in this Agreement.

(c) The Stockholder affirms that the irrevocable proxy and power of attorney set forth in this Section 1.3 is granted in accordance with the provisions of Section 212 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), to secure the performance of the Stockholder’s duties under this Agreement. The Stockholder further affirms that such irrevocable proxy is executed and intended to be (and is) irrevocable in accordance with the provisions of Section 212 of the DGCL and is coupled with an interest sufficient in law to support an irrevocable proxy and ratifies and confirms all that the proxy holders appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof. If for any reason the proxy granted herein is not valid, then the Stockholder agrees to vote the Shares in accordance with Section 1.2 hereof. The parties hereto agree that the foregoing is a voting agreement.

Article II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1 Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company as of the date hereof:

(a) the Stockholder is a statutory trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) the Stockholder has full legal right, power, capacity and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder;

(c) this Agreement has been duly executed and delivered by the Stockholder and the execution, delivery and performance of this Agreement by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize this Agreement;

(d) this Agreement constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms;

(e) upon purchase, the Stockholder will be the sole and record holder of the Shares and will have good and valid title to the Shares, free and clear of any liens other than as created by this Agreement;

(f) the Shares are not and will not be subject to any voting trust agreement or other agreement to which the Stockholder is or becomes a party restricting or otherwise relating to the voting of the Shares other than this Agreement;

(g) the Shares may not be Transferred (as defined in the Certificate of Designation) other than as provided in the Certificate of Designation;

(h) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder and neither the execution, delivery or performance of this Agreement by the Stockholder, nor compliance by the Stockholder with any of the provisions hereof shall conflict with or violate any provision of the organizational documents of the Stockholder or violate any law applicable to the Stockholder;

(i) the Stockholder has such knowledge, skill and experience in business, financial and investment matters that the undersigned is capable of evaluating the merits and risks of an investment in the Shares. With the assistance of the Stockholder’s own professional advisors, to the extent that the Stockholder has deemed appropriate, the Stockholder has made its own legal, tax, accounting, and financial evaluation of the merits and risks of an investment in the Shares and the consequences of this Agreement. The Stockholder has considered the suitability of the Shares as an investment in light of its own circumstances and financial condition and the Stockholder is able to bear the risks associated with an investment in the Shares, and it is authorized to invest in the Shares;

(k) the Stockholder is acquiring the Shares solely for its own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Shares. The Stockholder understands that the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Stockholder and of the other representations made by the Stockholder in this Agreement.

(l) the Stockholder understands and accepts that the purchase of the Shares involves various risks, including the risks outlined in this Agreement. The Stockholder represents that it is able to bear any loss associated with an investment in the Shares. The Stockholder is familiar with the business and financial condition and operations of the Company. The Stockholder has had access to such information concerning the Company and the Shares as it deems necessary to enable it to make an informed investment decision concerning the purchase of the Shares. The Stockholder confirms that it is not relying on any communication (written or oral) of the Company or any of its affiliates, as investment or tax advice or as a recommendation to purchase the Shares. In making its decision to purchase the Shares, the Stockholder has relied solely upon independent investigation made by the Stockholder and the Company’s representations in Section 2.2 of this Agreement.

Section 2.2 Representations and Warranties of the Company. The Company represents and warrants to the Stockholder as of the date hereof:

(a) the Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) the Company has full legal right, power, capacity and authority to execute and deliver this Agreement and to perform the its obligations hereunder;

(c) this Agreement has been duly executed and delivered by the Company and the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary action on the part of the Company and no other actions or proceedings on the part of the Company are necessary to authorize this Agreement;

(d) this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms;

(e) the Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and nonassessable.

Article III

TERMINATION

Section 3.1 Termination. This Agreement, and the obligations of the Stockholder hereunder, shall terminate and be of no further force or effect immediately at the Redemption Time (as defined in the Certificate of Designation) or upon the mutual written consent of the Company and the Stockholder.

Article IV

MISCELLANEOUS

Section 4.1 Capacity. Notwithstanding anything to the contrary in this Agreement, the Stockholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as the record holder of the Shares and not in any other capacity.

Section 4.2 Severability. Each party hereto agrees that, should any court of competent jurisdiction or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

Section 4.3 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 4.4 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. The Stockholder acknowledges and agrees that (a) the Company shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which the Company may be entitled at law or in equity, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement. The Stockholder agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Stockholder acknowledges and agrees that if the Company seeks an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, it shall not be required to provide any bond or other security in connection with any such injunction.

Section 4.5 Amendments: Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Stockholder, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 4.6 Governing Law: Venue: Waiver of Jury Trial.

(a) This agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) The parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery of the State of Delaware does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions contemplated by this Agreement, and waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement of this Agreement or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court and agree not to commence any such action, suit or proceeding except in such courts. The parties consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.7 No Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 4.8 Counterparts. This Agreement may be executed in counterparts, including via facsimile or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:

IONIC DIGITAL SERIES Z TRUST

By:	Wilmington Savings Fund Society, FSB, acting solely as trustee

By:	/s/ Anita Woolery
Name:	Anita Woolery
Title:	Vice President – GCM Relationship Manager III

COMPANY:

IONIC DIGITAL INC.

By:	/s/ Andrew Stewart
Name:	Andrew Stewart
Title:	Chief Executive Officer

[Signature Page to Series Z Preferred Stock Purchase and Voting Agreement]